AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

    This Amendment No. 1 to Employment Agreement (the “Amendment”) dated as of November 23, 2024, is entered into between Tim Morningstar (the “Executive”) and BJ’s Wholesale Club, Inc., a Delaware corporation (the “Company”).
WITNESSETH
    WHEREAS, the parties desire to make certain amendments to that certain Employment Agreement by and among the parties, dated as of November 17, 2021 (the “Agreement”); and
    WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.
    NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the sufficiency of which is acknowledged by each party, and intending to be legally bound hereby, the Company and the Executive agree that, effective as of the date hereof, the Agreement is amended as follows:

    A.     Amendments.
1.The first paragraph of Section 3.4 is hereby deleted in its entirety and replaced with the following:

Termination by the Company for Cause or by the Executive. The Company may terminate the Executive’s employment at any time for Cause by providing the Executive notice of such termination. For the purpose of this Agreement, termination by the Company for Cause shall refer to the Company’s termination of the Executive’s employment because it has determined, in its sole and exclusive discretion, that he/she has: (i) willfully refused to fulfill the lawful directives of the Board of Directors which continued for more than 30 days following written notice of such non-performance from the Board; (ii) engaged in activities involving material dishonesty, willful misconduct, willful violation of any law, rule, regulation or material policy of the Company, in each case, that is reasonably expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the Executive were to continue to be employed in the same position, or breach of fiduciary duty; (iii) committed larceny, embezzlement, conversion or any other act involving the misappropriation of the Company’s funds or property; (iv) (A) conviction for any felony or (B) conviction of a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (v) committed gross negligence in the performance of Executive’s duties; or (vi) materially breached this Agreement including, but not limited to, his/her obligations set forth in Sections 4 and 5 below. If the Executive’s employment terminates pursuant to this Section 3.4 by the Company for Cause or by reason of the Executive’s resignation (except as provided in Section

3.4(a)-(b) below) at any time, the Executive shall only receive the Earned Obligations, if any, through his/her termination date. Nothing herein waives any rights the Company may have for damages or equitable relief.

2.The following shall be added as Section 7.10 following Section 7.9:

1.10 Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
B.    Incorporation. This Amendment is hereby incorporated into and made a part of the Agreement, which is affirmed, ratified and continued as amended hereby.
C.    No Other Amendments. All other provisions of the Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Employment Agreement except to the extent specifically provided for herein.
    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year set forth above.

Signature page follows

BJ’S WHOLESALE CLUB, INC.

/s/ Mark Griffin
Name: Mark Griffin
Title:     EVP, Chief Human Resources Officer

THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS CAREFULLY READ THIS AMENDMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AMENDMENT.
Tim Morningstar
/s/ Tim Morningstar
Name: Tim Morningstar

Signature page to Amendment No. 1 to Employment Agreement of Tim Morningstar
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